NEWS RELEASE

The Hartford Announces Third Quarter 2021 Financial Results and Capital Management Actions
•Third quarter 2021 net income available to common stockholders of $476 million ($1.36 per diluted share) increased 5% from third quarter 2020, and core earnings* of $442 million (core earnings per diluted share* of $1.26) were down 16% from third quarter 2020
•Net income ROE for the trailing 12-month period ended Sept. 30, 2021 was 12.3% and core earnings ROE* for the same period was 12.5%
•The Commercial Lines combined ratio was 101.2 in third quarter 2021 with an underlying combined ratio* of 87.2, a 6.5 point improvement from 93.7 in third quarter 2020. Commercial Lines written premiums of $2.5 billion were 15% higher than third quarter 2020 with increases in all three businesses. Standard Commercial new business premiums increased 17%
•Group Benefits net income margin was 1.8% while the core earnings margin* was 1.2%. Both the net income margin and core earnings margin included $228 million, before tax, or approximately 11.4 points, of excess mortality and COVID-19 related short-term-disability impacts
•During the quarter, The Hartford returned $634 million to shareholders, including $511 million of shares repurchased and $123 million in common dividends paid. The share repurchase authorization increased from $2.5 billion to $3 billion through year-end 2022 and the quarterly common dividend increased 10%, to $0.385, payable Jan. 4, 2022 to shareholders of record at the close of business on Dec. 1, 2021

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., Oct. 28, 2021 – The Hartford (NYSE: HIG) today announced financial results for the third quarter ended Sept. 30, 2021. In the quarter, The Hartford earned $476 million in net income available to common stockholders, or $1.36 per diluted share, and core earnings* of $442 million, or $1.26 per diluted share. Reported results included catastrophe (CAT) losses of $300 million, before tax, Property & Casualty (P&C) unfavorable prior accident year reserve development (PYD) of $90 million, before tax, and excess mortality losses in Group Benefits of $212 million, before tax.
Improving operating efficiencies and a lower expense ratio from Hartford Next, the company’s operational transformation and cost reduction program, have benefited results. The program delivered $306 million in pre-tax expense savings in the nine months ended Sept. 30, 2021, compared with the corresponding period in 2019. We continue to expect full year pre-tax savings of approximately $540 million in 2022 and $625 million in 2023.
“Our outstanding underwriting capabilities and ability to consistently execute on our strategic initiatives become increasingly evident with each quarterly earnings report. Strong underlying results and excellent investment returns offset the impact of higher catastrophe losses and an increase in pandemic related excess mortality, resulting in a trailing 12-month core earnings ROE of 12.5%,” said Chairman and CEO Christopher Swift.
President, Doug Elliot said, “Our P&C underlying results were excellent, driven by strong earned pricing and underwriting execution. Commercial Lines delivered a second consecutive quarter of double-digit top line growth led by strong new business and retention. Commercial Lines renewal written pricing, excluding workers’ compensation, was 8.1%. In Personal Lines, we continued the rollout of our new auto and home product, now available in seven states."
Swift said, “Our focus remains on optimizing returns. In the first nine months of the year we returned $1.6 billion of capital to shareholders and are pleased to announce a 10% increase in our common dividend and an increase in the share repurchase authorization to $3.0 billion through 2022. With high recurring cash flow and active capital management we are on the path to generate sustainable industry leading returns, deliver on our financial objectives and maximize value creation for all stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2021	Sep 30 2020	Change
Net income available to common stockholders	$476	$453	5%
Net income available to common stockholders per diluted share[1]	$1.36	$1.26	8%

Core earnings[2]	$442	$527	(16)%
Core earnings per diluted share[2]	$1.26	$1.46	(14)%

Book value per diluted share	$50.53	$48.47	4%
Book value per diluted share (ex. AOCI)[2]	$49.64	$46.09	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	12.3%	10.4%	1.9
Core earnings ROE2,[3], last 12-months	12.5%	12.3%	0.2
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Third quarter 2021 net income available to common stockholders was $476 million, or $1.36 per diluted share, up $23 million, or 5% from third quarter 2020, primarily due to a $158 million, before tax, increase in net investment income, a $99 million, before tax, decrease in restructuring and other costs, a $64 million, before tax, increase in net realized gains and higher earnings from Hartford Funds partially offset by a $148 million, before tax, decrease in P&C underwriting gain*, and a $170 million, before tax, increase in excess mortality losses.
Third quarter 2021 core earnings were $442 million, or $1.26 per diluted share, decreasing 16% from third quarter 2020.The decrease was primarily due to:
•Excess mortality of $212 million, before tax, in group life in third quarter 2021, primarily caused by direct and indirect impacts of the COVID-19 pandemic, compared with $42 million, before tax, in third quarter 2020
•Unfavorable P&C PYD within core earnings of $62 million, before tax, in third quarter 2021, compared with $89 million of net favorable PYD within core earnings in third quarter 2020
•P&C CAY CAT losses of $300 million, before tax, in third quarter 2021, compared with $229 million of CAY CAT losses in third quarter 2020
•Underlying Personal Lines loss ratio* of 64.4% in third quarter 2021, up 8.4 points from 56.0% in third quarter 2020 as the prior year benefited from lower auto claim frequency due to the pandemic
•An increase in insurance operating costs and other expenses in P&C and Group Benefits, primarily driven by higher incentive compensation, technology costs, P&C commissions and claim costs in Group Benefits to handle elevated claim levels resulting from the pandemic, partially offset by lower staffing and other costs due to the Hartford Next program

•An increase in short-term-disability losses as the prior year period benefited from fewer elective procedures during the early stages of the pandemic
Partially offset by:
•An increase in net investment income to $650 million, before tax, from $492 million in third quarter 2020, primarily driven by higher income from limited partnerships and alternative investments (LPs), which were $83 million, before tax, in third quarter 2020 compared with $259 million, before tax, in third quarter 2021, with LP income in third quarter 2021 driven by higher valuations and cash distributions within private equity funds and sales of underlying investments in real estate
•Underlying ex-COVID-19 Commercial Lines loss ratio* of 55.1% in third quarter 2021, down 4.0 points from 59.1% in third quarter 2020 driven by improvement in all three businesses
•Higher Commercial Lines earned premium, including higher audit and endorsement premiums
•A $34 million, before tax, decrease in COVID-19 incurred losses with $3 million of COVID-19 losses in third quarter 2021 compared with $37 million in third quarter 2020
•An $18 million increase in Hartford Funds core earnings largely driven by higher assets under management
•A loss in core earnings from the previously owned equity interest in Talcott Resolution of $21 million, before tax, in third quarter 2020

Sept. 30, 2021 book value per diluted share of $50.53 was mostly flat compared with $50.39 at Dec. 31, 2020, as the effect of share repurchases on diluted shares outstanding was largely offset by a decrease in total stockholders' equity driven by a decline in AOCI.
Book value per diluted share (excluding AOCI) of $49.64 as of Sept. 30, 2021 increased from $47.16 at Dec. 31, 2020, due to net income in excess of share repurchases and common stockholder dividends during the nine months ended September 30, 2021.
Through Sept. 30, 2021, The Hartford returned approximately $1.6 billion to shareholders, consisting of $1.2 billion of share repurchases and $365 million in common stockholder dividends paid.
Third quarter 2021 net income available to common stockholders' ROE (net income ROE) was 12.3% at Sept. 30, 2021.
Core earnings ROE at Sept. 30, 2021 was 12.5%, an increase of 0.2 points from 12.3% in third quarter 2020 due to higher trailing 12-month core earnings partially offset by higher average common stockholders' equity.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net income	$357	$323	11%
Core earnings	$344	$349	(1%)
Written premiums	$2,532	$2,199	15%
Underwriting gain (loss)[1]	$(30)	$92	NM
Underlying underwriting gain[1]	$314	$142	121%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	55.2	60.7	(5.5)
Current accident year catastrophes	9.1	4.8	4.3
Prior accident year development (PYD)	5.0	(2.5)	7.5
Expenses	31.8	32.7	(0.9)
Policyholder dividends	0.2	0.4	(0.2)
Combined ratio	101.2	95.9	5.3
Impact of catastrophes and PYD on combined ratio	(14.1)	(2.3)	(11.8)
Underlying combined ratio[1]	87.2	93.7	(6.5)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Third quarter 2021 net income of $357 million increased from net income of $323 million in third quarter 2020, principally due to higher net investment income and a change from net realized losses to net realized gains, partially offset by a change from an underwriting gain of $92 million in third quarter 2020 to an underwriting loss of $30 million in third quarter 2021.
Commercial Lines core earnings of $344 million in third quarter 2021 decreased by $5 million from third quarter 2020, primarily resulting from:
•Unfavorable PYD within core earnings of $94 million, before tax, in third quarter 2021, compared with $71 million of favorable PYD within core earnings in third quarter 2020. The $94 million of net unfavorable development in third quarter 2021 primarily included $144 million, before tax, of reserve increases for general liability driven by the settlement agreement with BSA announced in September, partially offset by reserve reductions in workers' compensation, package business and bond
•CAY CAT losses of $222 million, before tax, in third quarter 2021, including $164 million from Hurricane Ida, compared with $107 million in third quarter 2020
Partially offset by:
•Improved underlying underwriting gain before COVID-19 losses of $138 million, before tax, or 5.0 points, including a lower CAY ex-COVID-19 loss ratio before CATs of 4.0 points and a lower expense ratio of 0.9 points
•Net investment income of $421 million, before tax, compared with $316 million in third quarter 2020, including higher returns on LP investments
•Higher earned premium, including higher audit and endorsement premiums

•A $34 million, before tax, decrease in COVID-19 incurred losses with $3 million of COVID-19 losses in third quarter 2021 compared with $37 million in third quarter 2020

Combined ratio was 101.2 in third quarter 2021, 5.3 points higher than 95.9 in third quarter 2020, primarily due to a 7.5 point change from favorable to unfavorable PYD and a 4.3 point increase in CAY CAT losses, partially offset by a 6.5 improvement in the underlying combined ratio. The combined ratio included 1.1 points, or $28 million, before tax, of adverse development for Navigators related to 2018 and prior accident years that has been economically ceded to NICO but recorded as a deferred gain, compared with 0.6 points, or $14 million, before tax, of Navigators adverse development recognized in third quarter 2020.
Underlying combined ratio was 87.2, improving 6.5 points from third quarter 2020 with 1.5 points of the improvement driven by lower COVID-19 incurred losses.
Before COVID-19 losses, the underlying combined ratio improved 5.0 points, including:
•A 4.0 point decrease in the underlying loss and loss adjustment expense ratio primarily due to lower loss ratios in Global Specialty, workers' compensation, general liability, and non-catastrophe property
•A 0.9 point decrease in the expense ratio, driven by the effect of earned premium growth, a lower provision for doubtful accounts, and savings from the Hartford Next program, partially offset by higher commissions, incentive compensation and technology costs
The underlying combined ratio in Commercial Lines improved across all three businesses:
•Small Commercial underlying combined ratio of 83.9 improved by 3.8 points from third quarter 2020 driven primarily by a lower CAY loss ratio before CATs and COVID losses in workers’ compensation, lower non-CAT property losses, and, to a lesser extent, a 0.5 point decrease in COVID losses and a 0.5 point decrease in the expense ratio
•Middle & Large Commercial underlying combined ratio of 91.4 improved by 6.3 points from third quarter 2020 primarily due to a lower CAY loss ratio before CATs and COVID losses in workers’ compensation and general liability, a 1.6 point decrease in COVID losses and, to a lesser extent, a 0.3 point decrease in the expense ratio
•Global Specialty underlying combined ratio of 86.9 improved by 11.3 points from third quarter 2020 due to a lower CAY loss ratio before CATs and COVID losses in several lines, including international, Global Re, U.S. wholesale and U.S. financial lines, a 3.3 point decrease in COVID losses and a 2.0 point decrease in the expense ratio

Third quarter 2021 written premiums of $2.5 billion were up 15% from third quarter 2020, reflecting higher audit and endorsement premiums, an increase in new business across Small Commercial, Middle Market, and Global Specialty, higher policy retention in Middle Market and continued strong renewal written price increases in Middle Market and Global Specialty.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net income	$51	$79	(35%)
Core earnings	$48	$77	(38%)
Written premiums	$765	$781	(2)%
Underwriting gain	$10	$52	(81%)
Underlying underwriting gain	$61	$145	(58%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	64.4	56.0	8.4
Current accident year catastrophes	10.5	15.7	(5.2)
Prior accident year development (PYD)	(3.6)	(3.7)	0.1
Expenses	27.4	25.4	2.0
Combined ratio	98.7	93.3	5.4
Impact of catastrophes and PYD on combined ratio	(6.9)	(12.0)	5.1
Underlying combined ratio	91.8	81.4	10.4
Net income of $51 million in third quarter 2021 was down $28 million from third quarter 2020 largely driven by a decrease in underwriting gain, partially offset by an increase in net investment income.
Personal Lines core earnings of $48 million declined by $29 million primarily due to a decrease in underlying underwriting gain, partially offset by a $44 million, before tax, decrease in CAY CAT losses. An underlying underwriting gain of $61 million, before tax, in third quarter 2021 compared with a gain of $145 million in third quarter 2020, largely due to a higher CAY loss ratio before CATs in auto and, to a lesser extent, an increase in underwriting expenses and lower earned premiums.
Combined ratio of 98.7 in third quarter 2021 was 5.4 points higher than third quarter 2020, primarily due to higher CAY losses before CATs and an increase in the expense ratio, partially offset by a lower CAY CAT ratio.
Underlying combined ratio of 91.8 was 10.4 points higher than third quarter 2020, primarily due to an increase in CAY losses before CATs in auto and a 2.0 point increase in the expense ratio.
•The auto underlying combined ratio of 99.7 increased 14.8 points from 84.9 in third quarter 2020, primarily due to an increase in auto frequency as a result of increased miles driven and an increase in claim severity as well as a higher expense ratio
•The homeowners underlying combined ratio of 74.6 increased 0.6 points from 74.0 in third quarter 2020, primarily due to a higher expense ratio. The CAY loss ratio before CATs was flat year over year as the effect of earned pricing increases was offset by an increase in both weather and non-weather non-catastrophe losses with an increase in severity partially offset by lower claim frequency. Contributing to the increase in homeowners severity was the effect of higher rebuilding costs and a greater number of large losses

The increase in the expense ratio was driven by higher incentive compensation, technology and direct marketing costs, as well as the effect of a decline in earned premium, partially offset by savings from the Hartford Next program.
Written premiums in third quarter 2021 were $765 million compared with $781 million in third quarter 2020 with the decrease due to:

•A reduction in auto written premiums as non-renewed premium exceeded new business
•A reduction in homeowners as non-renewed premium exceeded new business, partially offset by renewal written price increases in homeowners of 8.1% in third quarter 2021

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net income	$28	$119	(76)%
Core earnings	$19	$116	(84%)
Fully insured ongoing premiums (ex. buyout premiums)	$1,372	$1,316	4%
Loss ratio	84.7%	73.8%	10.9
Expense ratio	25.2%	24.3%	0.9
Net income margin	1.8%	8.0%	(6.2)
Core earnings margin	1.2%	7.9%	(6.7)
Net income and core earnings were $28 million and $19 million, respectively, decreasing from $119 million and $116 million, respectively, in third quarter 2020, largely driven by an increase in excess mortality losses in group life, partially offset by an increase in net investment income.
Fully insured ongoing premiums were up 4%, compared with third quarter 2020, driven by an increase in exposure on existing accounts as our customers emerge from the pandemic as well as strong persistency and sales. Fully insured ongoing sales were $82 million in third quarter 2021, down 39%, as the prior year period had two large account sales.
Loss ratio of 84.7% deteriorated 10.9 points compared with 73.8% in third quarter 2020 driven by an increase in group life and, to a lesser extent, an increase in group disability:
•Total group life loss ratio of 110.9% increased 23.4 points, primarily due to a 28.8 point increase in excess mortality losses. Excess mortality losses were $212 million, before tax, or 35.9 points, in third quarter 2021 compared with $42 million, before tax, or 7.1 points, in third quarter 2020. The $212 million in third quarter 2021 included $233 million related to claims with dates of death in the third quarter, partially offset by a $21 million decrease related to prior quarters, the majority of which related to second quarter 2021
•Total disability loss ratio of 68.4% increased 3.1 points compared with third quarter 2020, due to an increase in short-term disability claim incidence as the prior year benefited from fewer elective procedures during the early stages of the pandemic

Expense ratio of 25.2% increased 0.9 points from third quarter 2020 due to an increase in incentive compensation, technology costs and claim costs to handle elevated claim levels resulting from the pandemic as well as a lower decrease in the allowance for credit losses on premiums receivables, partially offset by lower staffing and other costs as a result of the Hartford Next program and higher earned premiums.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net income	$56	$44	27%
Core earnings	$58	$40	45%
Daily average Hartford Funds AUM	$155,041	$122,528	27%
Mutual Funds and exchange-traded products (ETP) net flows	$295	$(1,266)	123%
Total Hartford Funds assets under management (AUM)	$152,086	$123,710	23%
Net income and core earnings were $56 million and $58 million, respectively, increasing from $44 million and $40 million in third quarter 2020, largely driven by higher daily average Hartford Funds AUM. Daily average AUM of $155 billion rose 27% from third quarter 2020 due to increases in market values and strong net inflows over the previous 12 months. Fee income and variable expenses rose with the increase in AUM.
Mutual fund and ETP net inflows totaled $0.3 billion in third quarter 2021, compared with net outflows of $1.3 billion in third quarter 2020.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net loss	$(32)	$(108)	70%
Net loss available to common stockholders	$(38)	$(114)	67%
Core loss	$(47)	$(57)	18%
Other revenue (loss)	$0	$(21)	NM
Net investment income, before tax	$2	$3	(33)%
Interest expense and preferred dividends, before tax	$64	$64	—%
Net loss available to common stockholders of $38 million in third quarter 2021 decreased $76 million compared with third quarter 2020, driven by a decrease in restructuring and other costs and the effect of a loss from the company’s previously owned 9.7% equity interest in Talcott Resolution in the 2020 period, partially offset by a decrease in net realized gains.
Third quarter 2021 core loss of $47 million decreased $10 million compared with third quarter 2020 core loss of $57 million primarily due to a $21 million, before tax, loss in third quarter 2020 from the company's previously owned 9.7% equity interest in Talcott Resolution, partially offset by an increase in expenses.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2021	Sep 30 2020	Change
Net investment income, before tax	$650	$492	32%
Annualized investment yield, before tax	4.8%	3.8%	1.0
Annualized investment yield, before tax, excluding LPs*	3.0%	3.3%	(0.3)
Annualized LP yield, before tax	39.6%	18.3%	21.3
Annualized investment yield, after tax	3.9%	3.2%	0.7
Third quarter 2021 consolidated net investment income of $650 million increased $158 million from $492 million in third quarter 2020 largely driven by higher income from LPs, a higher level of invested assets and higher income from equity investments, partially offset by a lower yield on fixed maturities resulting from reinvesting at lower rates.
Income from LPs was $259 million, before tax, in third quarter 2021, increasing from $83 million, before tax, in third quarter 2020, mostly driven by higher valuations and cash distributions within private equity funds and sales of underlying investments within real estate. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.
Total invested assets of $57.6 billion increased 2% from Dec. 31, 2020, primarily due to increases in LPs and mortgage loans, partially offset by a decrease in fixed maturities. Valuations of fixed maturities decreased driven by higher interest rates, partially offset by tighter credit spreads.

CONFERENCE CALL
The Hartford will discuss its third quarter 2021 financial results on a webcast at 9:00 a.m. EDT on Friday, Oct. 29, 2021. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2021, and the third quarter 2021 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,449	$744	$—	$1,372	$—	$—	$4,565
Fee income	8	8	—	43	306	12	377
Net investment income	421	44	22	159	2	2	650
Other revenue	2	22	—	—	—	—	24
Net realized gains (losses)	51	4	2	13	(3)	3	70
Total revenues	2,931	822	24	1,587	305	17	5,686
Benefits, losses, and loss adjustment expenses	1,695	530	(5)	1,199	—	1	3,420
Amortization of DAC	348	57	—	11	3	—	419
Insurance operating costs and other expenses	442	171	2	336	232	17	1,200
Restructuring and other costs	—	—	—	—		(12)	(12)
Loss on extinguishment of debt	—	—	—	—	—	—	—
Interest expense	—	—	—	—	—	58	58
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,492	759	(3)	1,556	235	64	5,103
Income (loss) before income taxes	439	63	27	31	70	(47)	583
Income tax expense (benefit)	82	12	5	3	14	(15)	101
Net income (loss)	357	51	22	28	56	(32)	482
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	357	51	22	28	56	(38)	476
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized gains (losses), excluded from core earnings, before tax	(50)	(4)	(2)	(13)	3	(2)	(68)
Restructuring and other costs, before tax						(12)	(12)
Integration and other non-recurring M&A costs, before tax	5	—	—	1	—	2	8
Change in deferred gain on retroactive reinsurance, before tax	28	—	—	—	—	—	28
Income tax expense (benefit)	4	1	—	3	(1)	3	10
Core earnings (losses)	$344	$48	$20	19	58	(47)	$442

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,251	$779	$—	$1,317	$—	$—	$4,347
Fee income	8	8	—	44	250	13	323
Net investment income	316	41	14	117	1	3	492
Other revenue (loss)	1	23	—	—	—	(21)	3
Net realized gains (losses)	(26)	3	2	9	5	13	6
Total revenues	2,550	854	16	1,487	256	8	5,171
Benefits, losses, and loss adjustment expenses	1,416	529	11	1,005	—	1	2,962
Amortization of DAC	344	60	—	13	4	—	421
Insurance operating costs and other expenses	407	166	2	312	197	9	1,093
Restructuring and other costs	—	—	—	—	—	87	87
Interest expense	—	—	—	—	—	58	58
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,175	755	13	1,340	201	155	4,639
Income (loss) before income taxes	375	99	3	147	55	(147)	532
Income tax expense (benefit)	52	20	1	28	11	(39)	73
Net income (loss)	323	79	2	119	44	(108)	459
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	323	79	2	119	44	(114)	453
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized gains (losses), excluded from core earnings, before tax	25	(3)	(2)	(9)	(5)	(12)	(6)
Restructuring and other costs	—	—	—	—	—	87	87
Change in deferred gain on retroactive reinsurance, before tax	14	—	—	—	—	—	14
Integration and other non-recurring M&A costs, before tax	9	—	—	5	—	—	14
Income tax expense (benefit)	(22)	1	2	1	1	(18)	(35)
Core earnings (losses)	$349	$77	$2	$116	$40	$(57)	$527

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2021, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Sept 30 2021	Sept 30 2020	Sept 30 2021	Sept 30 2020	Sept 30 2021	Sept 30 2020
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.8%	3.8%	4.8%	3.9%	5.4%	4.1%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(1.8)%	(0.5)%	(1.8)%	(0.6)%	(1.9)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.0%	3.3%	3.0%	3.3%	3.5%	3.8%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Sept 30 2021	Dec 31 2020	Change
Book value per diluted share	$50.53	$50.39	—%
Per diluted share impact of AOCI	$(0.89)	$(3.23)	72%
Book value per diluted share (excluding AOCI)	$49.64	$47.16	5%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Some realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended September 30, 2021 and 2020, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2021.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended September 30, 2021 and 2020, is set forth below.

	Three Months Ended
Margin	Sept 30 2021	Sept 30 2020	Change
Net income margin	1.8%	8.0%	(6.2)
Adjustments to reconcile net income margin to core earnings margin
Net realized losses (gains) excluded from core earnings, before tax	(0.9)%	(0.6)%	(0.3)
Integration and other non-recurring M&A costs, before tax	0.1%	0.3%	(0.2)
Income tax expense	0.2%	0.2%	—
Core earnings margin	1.2%	7.9%	(6.7)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended September 30, 2021 and 2020 is provided in the table below.

	Three Months Ended
	Sept 30 2021	Sept 30 2020	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.36	$1.26	8%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized losses (gains), excluded from core earnings, before tax	(0.19)	(0.02)	NM
Restructuring and other costs, before tax	(0.03)	0.24	NM
Integration and other non-recurring M&A costs, before tax	0.02	0.04	(50)%
Change in deferred gain on retroactive reinsurance, before tax	0.08	0.04	100%
Income tax expense (benefit) on items excluded from core earnings	0.02	(0.10)	NM
Core earnings per diluted share	$1.26	$1.46	(14)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sept 30 2021	Sept 30 2020
Net income (loss) available to common stockholders ROE	12.3%	10.4%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized losses (gains) excluded from core earnings, before tax	(2.3)	0.3
Restructuring and other costs, before tax	0.1	0.5
Loss on extinguishment of debt, before tax	—	—
Integration and other non-recurring M&A costs, before tax	0.4	0.4
Changes in loss reserves upon acquisition of a business, before tax	—	—
Change in deferred gain on retroactive reinsurance, before tax	1.6	0.7
Income tax expense (benefit) on items not included in core earnings	(0.1)	(0.4)
Impact of AOCI, excluded from core earnings ROE	0.5	0.4
Core earnings ROE	12.5%	12.3%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Sept 30 2021	Sept 30 2020	Sept 30 2021	Sept 30 2020	Sept 30 2021	Sept 30 2020
	Consolidated		P&C		Group Benefits
Total net investment income	$650	$492	$487	$371	$159	$117
Loss (income) from limited partnerships and other alternative assets	(259)	(83)	(198)	(72)	(61)	(11)
Net investment income excluding limited partnerships and other alternative investments	$391	$409	$289	$299	$98	$106

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance.A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities.A reconciliation of net income to underwriting results for the quarterly periods ended September 30, 2021 and 2020, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended September 30, 2021 and 2020, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Sept 30 2021	Sept 30 2020
Net income	$357	$323
Adjustments to reconcile net income to underwriting gain
Net servicing income	(2)	(1)
Net investment income	(421)	(316)
Net realized gains (losses)	(51)	26
Other expense	5	8
Income tax expense	82	52
Underwriting gain (loss)	(30)	92
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	222	107
Prior accident year development	122	(57)
Underlying underwriting gain	$314	$142

PERSONAL LINES

	Three Months Ended
	Sept 30 2021	Sept 30 2020
Net income	$51	$79
Adjustments to reconcile net income to underwriting gain
Net servicing income	(6)	(5)
Net investment income	(44)	(41)
Net realized gains	(4)	(3)
Other expense	1	2
Income tax expense	12	20
Underwriting gain	10	52
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	78	122
Prior accident year development	(27)	(29)
Underlying underwriting gain	$61	$145

PROPERTY & CASUALTY

	Three Months Ended
	Sept 30 2021	Sept 30 2020
Net income	$430	$404
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(487)	(371)
Net realized gains (losses)	(57)	21
Net servicing and other expense	(2)	4
Income tax expense	99	73
Underwriting gain (loss)	(17)	131
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	300	229
Prior accident year development	90	(75)
Underlying underwriting gain	$373	$285

Underlying combined ratio before COVID-19 losses - This non-GAAP financial measure of the combined ratio for Commercial Lines represents the combined ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The combined ratio is the most directly comparable GAAP measure. The underlying combined expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the combined ratio to the underlying combined ratio before COVID-19 losses is set forth below.
Commercial Lines

	Three Months Ended
	Sept 30 2021	Sept 30 2020	Change
Combined Ratio
Combined Ratio	101.2	95.9	5.3
Current accident year catastrophes	(9.1)	(4.8)	(4.3)
Prior accident year development	(5.0)	2.5	(7.5)
Underlying Combined Ratio	87.2	93.7	(6.5)
COVID-19 losses	(0.1)	(1.6)	1.5
Underlying combined ratio before COVID-19 losses	87.1	92.1	(5.0)

Underlying loss and loss adjustment expense ratio before COVID-19 losses- This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines represents the loss and loss adjustment expense ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio before COVID-19 losses is set forth below.

Commercial Lines

	Three Months Ended
	Sept 30 2021	Sept 30 2020	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	69.2	62.9	6.3
Current accident year catastrophes	(9.1)	(4.8)	(4.3)
Prior accident year development	(5.0)	2.5	(7.5)
Underlying loss and loss adjustment expenses	55.2	60.7	(5.5)
COVID-19 losses	(0.1)	(1.6)	1.5
Underlying loss and loss adjustment expenses before COVID-19 losses	55.1	59.1	(4.0)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statement, the Risk Factors of The Hartford's 2020 Form 10-K Annual Report, and our other filings with the Securities and Exchange Commission.
Risks relating to the pandemic caused by the spread of the novel strain of coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”) including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility;the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for further impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of the filing of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.